                                                                      EXHIBIT 11

                           SI DIAMOND TECHNOLOGY, INC.

                     COMPUTATION OF (LOSS) PER COMMON SHARE



                                                            Three months ended                       Year ended
                                                                December 31,                         December 31,
                                                        -----------------------------       ------------------------------
                                                           1999              1998               1999              1998
                                                        -----------       -----------       ------------      ------------
Computation of income ( loss ) per common share:

   Net income (loss) applicable to common
          shareholders                                  $  (670,481)      $  (670,611)      $    977,971      $ (3,812,505)

   Weighted average number of common shares              53,651,504        44,796,030         51,188,385        37,207,122

   Net income (loss) per common share                   $     (0.01)      $     (0.01)      $       0.02      $      (0.10)

Computation of income ( loss ) per common share assuming full dilution:

   Net income (loss) applicable to common
      stockholders                                                                               977,971

   Plus: Income impact of assumed conversions
         Series G                                                                                140,163
         Interest                                                                                 21,832

   Income available to common stockholders                                                     1,139,966

   Weighted average number of common
          shares outstanding                                                                  51,188,385

   Plus incremental shares from dilutive securities
        Convertible preferred stock                                                            1,625,116
        Convertible notes payable                                                                635,168
        Warrants                                                                                 391,647
        Options                                                                                3,561,388

   Adjusted weighted average number of
         common shares outstanding                                                            57,401,654

Net income (loss) per common share                                                                  0.02


No computation of diluted loss per common share is included for the 1998 periods or for the three months ended December 31, 1999 because such computation results in an antidilutive loss per common share.


                                    Page 60